Exhibit 10.2

PURCHASE AND SALE AGREEMENT

AND ESCROW INSTRUCTIONS

BY AND BETWEEN

SELLER:

OWENS MORTGAGE INVESTMENT FUND,

AND

BUYER:

DuPONT FABROS DEVELOPMENT LLC,
a Delaware limited liability company

DATED AS OF:

July 24, 2007

328840 v3/RE

PURCHASE AND SALE AGREEMENT AND ESCROW INSTRUCTIONS

Buyer and Seller hereby enter into this Purchase and Sale Agreement and Escrow Instructions (“Agreement”) as of the Effective Date.  In consideration of the mutual covenants set forth herein, Seller agrees to sell, assign and transfer the Property to Buyer, and Buyer agrees to buy the Property from Seller, on the terms and conditions set forth in this Agreement.

1. DEFINED TERMS.  The terms listed below shall have the following meanings throughout this Agreement:

Approvals:
All material permits, licenses, franchises, certifications, authorizations, approvals and permits issued by any governmental or quasi-governmental authorities for the ownership, operation, use and occupancy of the Property or any part thereof.

Buyer:	DuPont Fabros Development LLC, a Delaware limited liability company

Buyer’s Address:	1212 New York Avenue, N.W.
Suite 900
Washington, D.C. 20005
Attention: Hossein Fateh
Telephone: (202) 728-0010
Facsimile: (202) 728-0220

Buyer's Broker:	CPS CORFAC International

Closing:	The consummation of the sale and purchase of the Property, as evidenced by the recordation of the Deed (as hereinafter defined).

Closing Date:	October 26, 2007 (approximately sixty (60) days after expiration of Contingency Period).

Contingency Period:
Thirty (30) days after the receipt of all Due Diligence Documents listed on Exhibit B (which may be partially satisfied by a Seller-certified list of those items on Exhibit B that either do not exist or are not within Seller’s possession and/or control).

Deposit:
Three Hundred Thousand Dollars ($300,000) comprised of an initial deposit (the “Initial Deposit”) of One Hundred Thousand Dollars ($100,000) and an additional deposit (the “Additional Deposit”) of Two Hundred Thousand Dollars ($200,000).

Effective Date:	July 24, 2007.

Escrow Holder:	LandAmerica Commercial Services

Escrow Holder’s Address:                                                                           LandAmerica Commercial Services
777 Arnold Drive, 1st Floor
Martinez, CA 94553
925-335-3366 (direct)
925-335-9753 FAX
Attention:  Robert Bonus
Email Address: RBonus@Landam.com

Exhibits:	Exhibit A - Legal Description of the Land

Exhibit B – Due Diligence Documents

Exhibit C - Tenant Estoppel

Exhibit D - Grant Deed

Exhibit E - Bill of Sale

Exhibit F - Assignment of Leases

Exhibit G - Assignment of Contracts

Exhibit H - Seller’s Closing Certificate

Exhibit I - FIRPTA Affidavit

Existing Contracts:
All written brokerage (other than the brokerage agreement regarding the sale of the Property to Buyer), service, maintenance, operating, repair, supply, purchase, consulting, professional service, advertising and other contracts to which Seller, its agents, representatives, employees or predecessors-in-interest is a party, relating to the operation or management of the Property (excluding insurance contracts and any recorded documents evidencing the Permitted Exceptions) and which are currently in force and effect.

Improvements:
All buildings and other improvements owned by Seller located on or affixed to the Land, including, without limitation, the existing buildings containing approximately 7,000 square feet of rentable space (collectively, the “Building”) and the existing parking lots, together with all mechanical systems, if any existing on the Property (including without limitation, all heating, air conditioning and ventilating systems and overhead doors), fixtures, facilities, equipment, conduits, motors, appliances, boiler pressure systems and equipment, air compressors, air lines, gas-fixed unit heaters, baseboard heating systems, water heaters and water coolers, plumbing fixtures, lighting systems (including all fluorescent and mercury vapor fixtures), transformers, switches, furnaces, bus ducts, controls, risers, facilities, installations and sprinkling systems to provide fire protection, security, heat, air conditioning, ventilation, exhaust, electrical power, light, telephone, storm drainage, gas, plumbing, refrigeration, sewer and water thereto, all cable television fixtures and antenna, elevators, escalators, incinerators, disposals, rest room fixtures and other fixtures, equipment, motors and machinery located in or upon the Building, and other improvements now or hereafter on the Land.

Intangible Property:
All intangible property now or on the Closing Date owned by Seller in connection with the Real Property or the Personal Property including without limitation all of Seller’s right, title and interest in and to all environmental reports, soil reports, utility arrangements, warranties, guarantees, indemnities, claims, licenses, applications, permits, governmental approvals, plans, drawings, specifications, surveys, maps, engineering reports and other technical descriptions, books and records, licenses, authorizations, applications, permits and all other Approvals, insurance proceeds and condemnation awards, Seller’s right, title and interest in all Approved Contracts relating to the Real Property or the Personal Property, or any part thereof (but not Seller’s obligations under any Rejected Contracts (as hereinafter defined)), and all other intangible rights used in connection with or relating to the Real Property or the Personal Property or any part thereof, but excluding such items used solely for the conduct of Seller’s business, such as (but not limited to) trademarks, trade names and copyrights.

Land:
That certain land located at 1850 De La Cruz Boulevard, and 556-558 Reed Street in the City of Santa Clara, Santa Clara County, California, consisting of approximately 4.64 acres, more particularly described in Exhibit A hereto, together with all rights and interests appurtenant thereto, including, without limitation, any water and mineral rights, development rights, air rights, easements and all rights of Seller in and to any alleys, passages or other rights-of-way.

Leases:
The leases of space in the Property in effect on the date hereof, together with any leases of space in the Property entered into after the date hereof in accordance with the terms of this Agreement, together with all amendments and guaranties thereof.

Permitted Exceptions:
shall mean and include all of the following:  applicable zoning and building ordinances and land use regulations, the lien of taxes and assessments not yet delinquent (it being agreed by Buyer and Seller that if any tax or assessment is levied or assessed with respect to the Property after the date hereof and the owner of the Property has the election to pay such tax or assessment either immediately or under a payment plan with interest, Seller may elect to pay under a payment plan, which election shall be binding on Buyer), any exceptions caused by Buyer, its agents, representatives or employees, the rights of the Tenants under the Leases, and any matters deemed to constitute Permitted Exceptions under Section 5(D) hereof.

Personal Property:	Any and all personal property owned by Seller and used in conjunction with the operation, maintenance, ownership and/or occupancy of, and located on, the Real Property.

Property:	The Real Property, the Personal Property, the Approved Contracts (as defined in Section 4), the Leases and the Intangible Property.

Purchase Price:	Six Million Three Hundred Fifty Thousand Dollars ($6,350,000)

Real Property:	The Land and the Improvements.

Rent Roll:	The rent roll delivered to Buyer by Seller pursuant to the terms of this Agreement.

Seller:	Owens Mortgage Investment Fund

Seller’s Address:	c/o Owen Financial
2221 Olympic Boulevard
P.O. Box 2400
Walnut Creek, CA 94505
Attention: Mr. Bob Bridge
Telephone: (916) 683-1962
Facsimile: (916) 683-3103

Seller's Broker:	None.

Title Company:	Commercial Title Group, Inc.
8605 Westwood Center Drive
Vienna, Virginia 22182
Attention: Barbara Blitz
Telephone: (703) 610-6392

Facsimile: (703) 610-6382

In conjunction with:

LandAmerica Commercial Services
777 Arnold Drive, 1st Floor
Martinez, CA 94553
925-335-3366 (direct)
925-335-9753 FAX
Attention:  Robert Bonus
Email Address: RBonus@Landam.com

Order No. SLC 07-010802

Working Day:	Any day that is not a Saturday or Sunday or a holiday in the state in which the Real Property is located.

2. DEPOSIT AND PAYMENT OF PURCHASE PRICE.  Within one (1) Working Day after the Effective Date, Buyer shall deposit with Escrow Holder, at Escrow Holder’s office, by check or by wire transfer, funds in the amount of the Initial Deposit as a deposit on account of the Purchase Price.  Immediately upon Escrow Holder’s receipt of the Initial Deposit, Escrow Holder shall place the Initial Deposit in an interest-bearing account, the interest to accrue to the Deposit (any subsequent references herein to the Initial Deposit, the Additional Deposit and/or Deposit shall be deemed to include any interest accrued thereon).

Within one (1) Working Day after the expiration of the Contingency Period, Buyer shall deposit with Escrow Holder, at Escrow Holder’s office, by check or by wire transfer, funds in the amount of the Additional Deposit as a deposit on account of the Purchase Price.  Immediately upon Escrow Holder’s receipt of the Additional Deposit, Escrow Holder shall place the Additional Deposit in the same account as the Initial Deposit, which together shall be the Deposit.  The Deposit shall then be non-refundable and shall not be returned to Buyer except as provided in this Agreement.

If the transactions contemplated hereby close as provided herein, the Deposit shall be paid to Seller and shall be credited toward the Purchase Price.  If this Agreement is terminated pursuant to the terms hereof or if the transactions do not close the Deposit shall be returned to Buyer or delivered to Seller as otherwise specified in this Agreement.

3. DELIVERY OF MATERIALS FOR REVIEW.  Within five (5) days of the Effective Date, Seller is to deliver or make available to Buyer at Buyer's general offices in Washington, D.C., the materials listed on Exhibit B (collectively, the “Documents”) for Buyer's review to the extent such Documents are within the possession or control of Seller.  Upon delivery of the Documents within Seller’s possession or control, Seller shall prepare and deliver to Buyer, and Buyer shall acknowledge receipt of, a Seller-certified list describing the Documents so delivered and the other Documents listed on Exhibit B which do not exist or are not in Seller’s possession or control.  Without limitation on the foregoing, Seller shall make any other documents, files and information reasonably requested by Buyer concerning the Property and which are in Seller’s possession or control available for Buyer’s inspection at Seller’s general offices or such other location as shall be mutually convenient to the parties.

4. CONTINGENCIES.  Buyer’s obligation under this Agreement to purchase the Property and consummate the transactions contemplated hereby is subject to and conditioned upon, among other things, the satisfaction or waiver by Buyer, in its sole and absolute discretion and in the manner hereinafter provided, of each of the contingencies (individually, a “Contingency”, and collectively, the “Contingencies”) set forth in this Section 4 in each case within the Contingency Period.

A. Property Review.  On or before the expiration of the Contingency Period, Buyer shall have completed and shall be satisfied, in Buyer’s sole and absolute discretion, with Buyer’s due diligence review, investigation and analysis of the Property (the “Due Diligence Review”), which may include, but shall not necessarily be limited to, Buyer’s review, investigation and analysis of: (i) all of the Documents; (ii) the physical condition of the Property; (iii) the adequacy and availability at reasonable prices of all necessary utilities; (iv) the adequacy and suitability of applicable zoning and Approvals; (v) the Leases and the obligations from and to the tenants thereunder; (vi) market feasibility studies; and (viii) such tests and inspections of the Property as Buyer may deem necessary or desirable.

B. Environmental Audit.  On or before the expiration of the Contingency Period, Buyer shall have completed to the satisfaction of Buyer, in its sole and absolute discretion, an environmental audit and assessment of the Real Property (the “Environmental Audit”), including but not limited to the performance of such non-invasive tests and inspections as Buyer may deem necessary or desirable in order to determine the presence or absence of any Hazardous Materials (as defined in Section 12(I) hereof).  Any other tests requested to be conducted on the Property by Buyer shall be subject Sections 15(E) and (F), below.

C. Tenant Estoppels.  Seller shall use its best efforts to obtain signed Estoppel Certificate(s) and deliver the same to Buyer, on or before the expiration of the Contingency Period, substantially in the form attached hereto as Exhibit C (the “Tenant Estoppel”), executed by each tenant under each of the Leases with respect to the status of such Lease, rent payments, tenant improvements, lease defaults and other matters relating to such Lease, and disclosing no defaults, disputes or other matters objectionable to Buyer in its sole discretion.

The foregoing Due Diligence Review, Environmental Audit and Tenant Estoppel Contingencies are solely for Buyer’s benefit and only Buyer may determine such Contingencies to be satisfied or waived. Buyer shall have the Contingency Period in which to satisfy or waive such Contingencies.  A Contingency shall be deemed to have been satisfied or waived by Buyer unless prior to the expiration of the Contingency Period Buyer shall deliver to Seller a written notice to terminate this Contract (the “Termination Notice”).

If Buyer does not provide a Termination Notice, then the Contingencies shall be deemed satisfied or waived and the parties shall, subject to the satisfaction of all other terms and conditions applicable to the respective parties’ obligations hereunder, be obligated to proceed to Closing.  If Buyer provides a Termination Notice to Seller prior to the expiration of the Contingency Period, then this Agreement shall terminate and be of no further force and effect at the end of the Contingency Period without the further action of either party.  Upon any such termination, Escrow Holder shall return the Deposit to Buyer, and the parties shall have no obligation to proceed to Closing.

With respect to the Existing Contracts only, not less than five (5) days prior to the expiration of the Contingency Period, Buyer shall furnish Seller with a written notice of the contracts and agreements (the “Approved Contracts “) which Buyer has elected to assume at the Closing.  All Existing Contracts not included in any such notice shall be excluded from the Property to be conveyed to Buyer and are herein respectively referred to as the “Rejected Contracts”.  Prior to the end of the Contingency Period, Seller shall inform Buyer of those of the Rejected Contracts that Seller elects, at Seller’s sole cost and expense, to terminate on or before the Closing Date and shall deliver to Buyer evidence satisfactory to Buyer of Seller’s termination on or prior to Closing of all Rejected Contracts so identified by Seller.  All other Rejected Contracts shall be accepted by Buyer should Buyer elect to waive the Contingencies specified above.  If Buyer fails to give the notice described in this paragraph within the Contingency Period, then Buyer shall be deemed to have elected to assume all contracts relating to the Property.

D.           In the event that Buyer exercises its right to cancel this Agreement pursuant to Section 4, or for any other cause, Buyer shall immediately return to Seller all documents, reports, studies, soils reports, environmental reports, investigations, contracts, and all other documents delivered to Buyer pursuant to this Agreement.  Furthermore, Buyer shall, to the extent it has the legal right to do so, deliver copies of, and assign and transfer to Seller, all documents, reports, studies, soils reports, environmental reports, investigations, contracts, and other documents which have been prepared and generated in connection with Buyer’s investigations pursuant to this Section 4, except for any items which are subject to the attorney-client work product or privilege, at no cost to Seller.

5. TITLE COMMITMENT; SURVEY; SEARCHES.  Buyer’s obligation to purchase the Property and to consummate the transactions contemplated hereby shall also be subject to and conditioned upon Buyer’s having approved the condition of title to the Property and a survey of the Real Property in the manner provided for in this Section 5.

A. Title Commitment.  Buyer shall cause the Title Company to deliver a commitment (the “Title Commitment”) to Buyer for the Title Policy (as defined in Section 6 hereof), issued by the Title Company showing Seller as the owner of the Real Property, together with legible copies of all documents (“Exception Documents”) referred to in Schedule B of the Title Commitment.

B. Survey.  Buyer shall obtain a current ALTA survey (the “Survey”) of the Real Property at Buyer’s cost and expense.

C. Searches.  Buyer may obtain current UCC, tax lien and judgment searches with respect to Seller regarding liens, security interests and adverse claims affecting the Seller’s interest in the Real Property and/or the Personal Property (collectively, “Searches”).

D. Permitted/Unpermitted Exceptions.    Buyer shall have the right, up until on or before ten (10) days before the end of the Contingency Period, to object in writing (“Buyer’s Exception Notice”) to any title matters that are not Permitted Exceptions which are disclosed in the Title Commitment or Survey (herein collectively called "Liens").  Buyer shall have the right to amend Buyer’s Exception Notice to object to any title matters that are not Permitted Exceptions which are disclosed in any supplemental reports or updates to the Commitment or Survey delivered to Buyer after the end of the Contingency Period provided that Buyer objects to the same within five (5) days after Buyer’s receipt of the applicable supplemental reports or updates to the Commitment but in no event after Closing.  Unless Buyer shall timely object to the Liens, such Liens shall be deemed to constitute additional Permitted Exceptions.  Any exceptions which are timely objected to by Buyer shall be herein collectively called the "Title Objections."  Seller may elect (but shall not be obligated) to remove or cause to be removed, or insured over, at its expense, any Title Objections, and shall be entitled to a reasonable adjournment of the Closing (not to exceed ten (10) days) for the purpose of such removal.  Except as set forth below with regard to the Financial Encumbrances, Seller may elect not to remove some or all of the Title Objections.  Seller shall notify Buyer in writing within five (5) days after receipt of any Buyer's Exception Notice of Title Objections whether Seller elects to remove any or all of the Title Objections.  If Seller is unable to remove or endorse over any Title Objections prior to the Closing in a manner satisfactory to Buyer in its sole and absolute discretion, or if Seller elects not to remove one or more Title Objections, Buyer may elect to either (a) terminate this Agreement by giving written notice to Seller and Escrow Agent prior to the Closing, in which event the Deposit shall be paid to Buyer and, thereafter, the parties shall have no further rights or obligations hereunder, or (b) waive such Title Objections, in which event such Title Objections shall be deemed additional "Permitted Exceptions" and the Closing shall occur as herein provided without any reduction of or credit against the Purchase Price.  Notwithstanding anything to the contrary contained herein, any Lien which is each financial encumbrance such as a mortgage, deed of trust, or other debt security, attachment, judgment, lien for delinquent real estate taxes and delinquent assessments, mechanic’s or materialmen’s lien, which is outstanding against the Property, or any part thereof, that is revealed or disclosed by the Title Commitment and/or the Searches (herein such matters are referred to as “Financial Encumbrances”) shall automatically, and without any requirement for Buyer to provide notice thereof to Seller, be deemed not to be a Title Objection and Seller hereby covenants to remove all such Financial Encumbrances on or before the Closing Date.

E. Approved Title and Survey.  The condition of title as approved by Buyer in accordance with this Section 5 is referred to herein as the “Approved Title” and the Survey as approved by Buyer in accordance with this Section 5 is referred to herein as the “Approved Survey”.

6. DEED; TITLE POLICY.  Seller shall convey the Real Property to Buyer by a grant deed in the form of Exhibit D attached hereto (the “Deed”).  As a condition to Buyer’s obligation to consummate the purchase of the Property and other transactions contemplated hereby, as of Closing the Title Company shall be unconditionally committed to issue to Buyer an ALTA Form B (revised 1992) extended coverage Owner’s Title Insurance Policy issued by the Title Company, dated the Closing Date and naming Buyer (or its nominee or assignee, if applicable) as the insured, in the face amount of the Purchase Price, showing Buyer (or its nominee or assignee, as applicable) to be the owner in fee simple of the Real Property, subject to no exceptions other than Permitted Exceptions, together with such endorsements as required by Buyer in the Buyer's Exception Notice, all in form and substance reasonably satisfactory to Buyer (the "Title Policy").  Buyer shall be entitled to request that the Title Company provide such endorsements (or amendments) to the Title Policy as Buyer may reasonably require, provided that (a) such endorsements (or amendments) shall be at no cost to, and shall impose no additional liability on, Seller, (b) Buyer's obligations under this Agreement shall not be conditioned upon Buyer's ability to obtain such endorsements and, if Buyer is unable to obtain such endorsements, Buyer shall nevertheless be obligated to proceed to close the transaction contemplated by this Agreement without reduction of or set off against the Purchase Price, and (c) the Closing shall not be delayed as a result of Buyer's request.

7. PRORATIONS.  The following prorations shall be made between Seller and Buyer on the Closing Date, computed with income and expenses for the Closing Date itself being allocated to Buyer:

A. Rents Payable Under Leases.  The word “Rents” as used herein shall be deemed to include, without limitation, (i) fixed monthly rents and other fixed charges payable by the tenants under the Leases, (ii) any amounts payable by the tenants by reason of provisions of the Leases relating to escalations and pass-throughs of operating expenses and taxes, and adjustments for increases in the Consumer Price Index and the like, (iii) any percentage rents payable by the tenants under the Leases, if any, and (iv) rents or other charges payable by the tenants under the Leases for services of any kind provided to it (including, without limitation, making of repairs and improvements, the furnishing of heat, electricity, gas, water, other utilities and air-conditioning) for which a separate charge is made.

Seller shall collect and retain all Rents due and payable prior to the Closing and Buyer shall receive a credit for all such Rents allocable to the period from and after the Closing Date.  Rents collected subsequent to the Closing Date, net of costs of collection, if any, shall first be applied to such tenant’s current Rent obligations and then to past due amounts in the reverse order in which they were due.  Subject to the foregoing, any such Rents collected by Buyer shall, to the extent properly allocable to periods prior to the Closing, be paid, promptly after receipt, to the Seller and any portion thereof properly allocable to periods from and after the Closing Date shall be retained by Buyer.  The term “costs of collection” shall mean and include reasonable attorneys’ fees and other reasonable out-of-pocket costs incurred in collecting any Rents.

Seller shall not be permitted after the Closing Date to institute proceedings against the respective tenant to collect any past due Rents for periods prior to the Closing Date; provided that  Buyer agrees to use commercially reasonable efforts to collect such Rents and provided further that in no event shall Buyer be obligated to terminate a Lease or dispossess a tenant after Closing for failure to pay such Rents. If any past due Rents are not collected from the tenants owing such delinquent amounts, Buyer shall not be liable to Seller for any such amounts.

Any advance or prepaid rental payments or deposits paid by tenants prior to the Closing Date and applicable to the period of time subsequent to the Closing Date and any unapplied security deposits or other amounts paid by tenants, together with any interest on both thereof to the extent such interest is due to tenants shall be credited to Buyer on the Closing Date; provided, however, that such amounts shall be reduced by any amounts due Seller from such security deposits prior to Closing in accordance with the respective Leases.  Buyer shall be bound by any obligation under a Lease to refund a security deposit credited to Buyer as aforesaid, except to the extent that the amount of such security deposit has been reduced due to any credit allowed Seller pursuant to the terms of the applicable Lease.

No credit shall be given either party for accrued and unpaid Rent or any other non-current sums due from the tenants until said sums are paid.  In addition, if as of the Closing Date there exists any rebate, rental concession, free-rent period, credit, setoff or rent reduction under or with respect to any Lease which extends beyond the Closing Date, then the prorations in favor of Buyer hereunder shall include an amount equal to the aggregate amount of all such rebates, rental concessions, free-rent periods, credits, setoffs or rent reductions applicable to any period or periods after the Closing Date.

In the event that subsequent to the Closing Buyer receives checks or other instruments or items payable to Seller with respect to the Property, Seller hereby authorizes Buyer to endorse Seller’s name thereon without recourse and apply the proceeds in accordance with the foregoing; similarly, any checks or other payment items received by Seller subsequent to the Closing with respect to the Property shall be endorsed by Seller without recourse and promptly forwarded to Buyer, who shall apply the proceeds thereof in accordance with the foregoing.

B. Rent Adjustments.  Pending final adjustments and prorations, as provided in the preceding Paragraph, Seller shall be paid all adjustment rent or escalation payments, if any, payable under the Leases prior to Closing for taxes and operating expenses for the Property, and Buyer shall retain all such rent or payments payable after Closing.  As soon as all such taxes and operating expenses passed through under the Leases for the calendar year 2007 are finally determined, the adjustment rent or escalation payments paid under the Leases for calendar year 2007 shall be reprorated between Seller and Buyer based on their respective share of such taxes and expenses for the calendar year 2007, and an appropriate payment shall be made from one party to the other, as appropriate.

C. Taxes and Assessments.  Accrued general real estate taxes not yet due and payable shall be prorated up to and including the Closing Date on the basis of latest tax rate applied to the latest assessed valuation for the Real Property.  Buyer shall receive a credit at Closing for all amounts paid by the tenants under the Leases prior to the Closing for the payment of such taxes.  Buyer shall pay all such taxes when they become due and payable and, promptly thereafter, the parties shall re-prorate taxes and, if any amount other than the amount that was used as the basis of the Closing prorations is due to the taxing authority, an appropriate payment shall promptly be made from one party to the other on the basis of the amount of taxes then due and payable. Prior to or at Closing, Seller shall pay or have paid all real estate tax bills which are due and payable prior to or on the Closing Date and shall furnish evidence of such payment to Buyer and the Title Company.

D. Utilities.  Charges for utilities and fuel, including, without limitation, steam, water, electricity, gas and oil, except to the extent paid directly by the Tenants, shall be prorated.

E. Other Prorations.  Charges payable under the Approved Contracts assigned to Buyer pursuant to this Agreement shall be prorated as of the Closing Date.  Buyer shall also receive a credit equal to any past due payments (including interest or penalties due) from Seller to any of the other parties to the Approved Contracts.

Seller and Buyer agree that (1) none of the insurance policies relating to the Property will be assigned to Buyer (and Seller shall pay any cancellation fees resulting from the termination of such policies), and (2) no employees of Seller performing services at the Property shall be employed by Buyer.  Accordingly, there will be no prorations for insurance premiums or payroll, and Seller shall be liable for all premiums and payroll expenses in connection with the foregoing.

If Seller has made any deposit with any utility company or local authority in connection with services to be provided to the Property, such deposits shall, if Buyer so requests and if assignable, be assigned to Buyer at the Closing and Seller shall receive a credit equal to the amounts so assigned.

The prorations and credits provided for above shall be made on the basis of a written statement prepared by Seller and approved by Buyer.  At least five (5) Working Days prior to the Closing Date, Seller, or Escrow Agent using information provided by Seller, shall provide Buyer with a preliminary proration and closing statement, together with backup documentation substantiating the prorations provided for and the calculations performed, in order that Buyer may verify Seller’s methods and calculations.  In the event any prorations made pursuant hereto shall prove incorrect for any reason whatsoever, either party shall be entitled to an adjustment to correct the same provided that it makes written demand on the other within 18 months after the Closing Date.

8. CLOSING.

A. Closing Requirements.  The consummation of the sale and purchase of the Property (the “Closing”) shall be effected through a closing escrow which shall be established by Seller and Buyer with the Escrow Holder and the Title Company.  All documents to be delivered at the Closing shall be delivered to the Escrow Holder and all payments to be made shall be delivered on or before the Closing Date to the Title Company as provided herein, in escrow, pending the recording of the Deed (following a datedown of title to the time of recording which does not disclose any new matter affecting title to the Real Property which is not acceptable to Buyer), and other instruments as are required to be recorded to effect the transfer and conveyance of the Property, upon which recording all instruments and funds shall then be delivered out of escrow.  The Title Company shall be responsible for drafting the settlement statement and disbursing all funds in accordance therewith and otherwise is accordance with the terms of this Agreement.

B. Additional Conditions to Closing.  It is a condition to Buyer’s obligations to proceed to Closing and to consummate the transactions contemplated hereby, that, as of the Closing Date, (i) all of the Seller’s representations and warranties hereunder shall be true and correct in all material respects and Seller’s Closing Certificate delivered pursuant to Section 9 hereof shall not disclose any qualifications or changes in Seller’s representations and warranties set forth in Section 12 hereof, which would have a material adverse effect on the use, operation, value, marketability or financeability of the Property by Buyer; (ii) Seller shall have performed in all material respects all of its covenants hereunder;  (iii) the Title Company shall be unconditionally committed to issue the Title Policy upon the recordation of the Deed; (iv) Seller shall have delivered all other documents and other deliveries listed in Section 9 hereof.  If any condition to Buyer’s obligations hereunder is not fulfilled, including any condition not set forth in this Subsection 8.B., Buyer shall have no obligation to proceed to Closing or to consummate the transactions contemplated hereby.  Nothing in this Agreement shall restrict Buyer’s rights and remedies in the event that the failure of any of the foregoing conditions to be satisfied also constitutes a default by Seller hereunder.

C. Seller’s Conditions to Closing.  It is a condition to Seller’s obligations to proceed to Closing and to consummate the transactions contemplated hereby, that, as of the Closing Date, (i) all of the Buyer’s representations and warranties hereunder shall be true and correct in all material respects; (ii) Buyer shall have performed in all material respects all of its covenants hereunder, including the delivery of the Purchase Price without claim to reduction or offset; and (iii) Buyer shall have delivered all other documents and other deliveries required of it under Section 9 hereof.  If any condition to Seller’s obligations hereunder is not fulfilled, including any condition not set forth in this Subsection 8.C., Seller shall have no obligation to proceed to Closing or to consummate the transactions contemplated hereby.  Nothing in this Agreement shall restrict Seller’s rights and remedies in the event that the failure of any of the foregoing conditions to be satisfied also constitutes a default by Buyer hereunder, in which event Seller shall have the remedy set forth in Section 11(A) and (B).

9. ESCROW.

A. Seller’s Closing Deliveries.  On or prior to the Closing Date, Seller shall deliver to Escrow Holder the following documents and materials, all of which shall be such form and substance as the parties have agreed during the Contingency Period:

(i) Deed; Transfer Declarations.  The Deed, duly executed, acknowledged and in recordable form, accompanied by all necessary transfer tax declarations of Seller as may be required under applicable law in order to permit the recording of the Deed.

(ii) Bill of Sale.  A duly executed and acknowledged bill of sale for the Personal Property and Intangible Property, conveying to Buyer all of the Personal Property and Intangible Property in the form of Exhibit E attached hereto (the “Bill of Sale”).

(iii) Assignment of Leases.  Two (2) originals of an assignment of the Leases and all guaranties thereof, duly executed and acknowledged by Seller in the form of Exhibit F attached hereto (the “Assignment of Leases”).

(iv) Assignment of Contracts.  Two (2) originals of an assignment of the Approved Contracts, duly executed and acknowledged by Seller and to the extent required under the terms of any Approved Contract, consented to by the other party to such Contract in the form of Exhibit G attached hereto (the “Assignment of Contracts”).

(v) Title Clearance Documents.  An Affidavit  duly executed by Seller in the form of Exhibit H attached hereto.

(vi) FIRPTA Affidavit.  A non-foreign certification, duly executed by Seller under penalty of perjury, certifying that Seller is not a “foreign person”, pursuant to Section 1445 (as may be amended) of the Internal Revenue Code of 1986, as amended in the form of Exhibit I attached hereto (“Section 1445”) and a California Form 593 (collectively, the “FIRPTA Affidavit”).  If Seller shall fail or be unable to deliver the same, then Buyer shall have the right to withhold such portion of the Purchase Price as may be necessary, in the opinion of Buyer or its counsel, to comply with Section 1445 and applicable California law.

On or prior to the Closing Date, Seller shall deliver to Buyer the following documents and materials, all of which shall be in form and substance reasonably acceptable to Buyer:

(a) Insurance Policies and Certificates.  To the extent in Seller’s possession or control, copies of all insurance policies and current insurance certificates from the tenants under the Leases evidencing that all insurance policies required to be maintained by the tenants under the Leases are in full force and effect as therein required.

(b) Documents.  Originals of all Documents, if not already delivered, or copies of same to the extent originals do not exist.

(c) Keys; Manuals.  To the extent in Seller’s possession, keys to all entrance doors in the Improvements, properly tagged for identification, and all operating manuals relating to operation of the equipment and systems which are part of the Property.

(d) Rent Roll.  An updated certified copy of the Rent Roll current as of a date no earlier than five (5) Working Days prior to the Closing.

(e) Notices to Tenants.  Notice to each of the tenants and any guarantors under the Leases, notifying them of the sale of the Property and directing them to pay all future rent as Buyer may direct.

(f) Notices to Parties Under Approved Contracts.  Notices to each of the parties (other than Seller) under the Approved Contracts, notifying them of the sale of the Property and directing them to address all matters relating to the Approved Contracts as Buyer may direct.

(g) Closing Statement.  A duplicate counterpart of a closing statement (the “Closing Statement”) prepared by Escrow Holder, and signed by Seller, setting forth all prorations and credits required hereunder, signed by Seller.

(h) Other Documents.  Such additional documents and instruments as may reasonably be requested by Buyer in order to effectuate the transactions contemplated hereby.

B. Buyer’s Deliveries at Closing.  On or prior to the Closing Date, Buyer shall deliver to the Title Company the Purchase Price for the Property as provided in Section 1.  On or prior to the Closing Date, Buyer shall deliver to Escrow Holder two (2) duly executed counterparts of the Assignment of Contracts, the Assignment of Leases and the Closing Statement and such additional documents and instruments as may reasonably be requested by Seller in order to effectuate the transactions contemplated hereby.

C. Escrow Agreement.  This Agreement shall constitute both an agreement between Buyer and Seller and escrow instructions for Escrow Holder and the Title Company.  If Escrow Holder or the Title Company requires separate or additional escrow instructions which it deems necessary for its protection, Seller and Buyer hereby agree promptly upon request by Escrow Holder or Title Company to execute and deliver to Escrow Holder or Title Company such separate or additional standard escrow instructions of Escrow Holder or Title Company (the “Additional Instructions”).  In the event of any conflict or inconsistency between this Agreement and the Additional Instructions, this Agreement shall prevail and govern, and the Additional Instructions shall so provide.  The Additional Instructions shall not modify or amend the provisions of this Agreement unless otherwise agreed to in writing by Seller and Buyer.

D. Actions of Escrow Holder.  On the Closing Date, provided Buyer and Seller have satisfied (or waived in writing) the conditions set forth in this Agreement, Escrow Holder or title Company shall take the following actions in the order indicated below:

(i) Record the Deed in the Official Records of Santa Clara County, California;

(ii) Deliver to Buyer a conformed copy of the recorded Deed, the Bill of Sale, Closing Certificate and FIRPTA Affidavit, and one fully executed original of the Assignment of Leases and Assignment of Contracts;

(iii) Title Company shall deliver to Seller, in cash or current funds, all sums due Seller pursuant to this Agreement and one original of the fully executed Assignment of Leases and Assignment of Contracts;

(iv) Cause the Title Company to issue the Title Policy; and

(v) Deliver to Seller and Buyer a closing statement which has been certified by the Title Company to be true and correct.

E. Procedures Upon Failure of Condition.  Except as otherwise expressly provided herein, if any of the conditions set forth in this Agreement is not timely satisfied or waived for a reason other than the default of Buyer or Seller in the performance of their respective obligations under this Agreement:

(i) This Agreement, the escrow and the respective rights and obligations of Seller and Buyer hereunder shall terminate;

(ii) Escrow Holder and Title Company shall promptly return to Buyer all funds of Buyer in its possession, including the Deposit, and to Seller and Buyer all documents deposited by them respectively, which are then held by Escrow Holder; and

(iii) Any escrow cancellation and title charges shall be borne by Buyer.

10. CLOSING COSTS; PROPERTY COSTS.  Seller shall pay:  (A) all recording fees for removal of encumbrances against the Property; (B) 50% of all of the transfer taxes payable in connection with the transfer of the Property to Buyer and the recording of the Deed; (C) 50% of the cost of the premium for the CLTA portion of the Title Policy; (D) 50% all of the escrow fees and charges owing to Escrow Holder; and (E) all of the Seller’s legal fees and expenses and the cost of all opinions, certificates, instruments, documents and papers Seller is required to deliver or to cause to be delivered hereunder and, without limitation, the cost of all performances by Seller of its obligations hereunder.

Buyer shall pay:   (A) the cost of the premium for the ALTA portion of the Title Policy; (B) 50% of all of the transfer taxes payable in connection with the transfer of the Property to Buyer and the recording of the Deed; (C) 50% of the cost of the premium for the CLTA portion of the Title Policy; (D) 50% all of the escrow fees and charges owing to Escrow Holder; (E) cost of updating the Survey; and (F) all of Buyer’s legal fees and expenses and the cost of preparing all documents and papers Buyer is required to deliver or to cause to be delivered hereunder, and, without limitation, the cost of all performances by Buyer of its obligations hereunder.

All other closing costs shall be allocated between Buyer and Seller in accordance with local custom.

11. REMEDIES.

A. Seller’s Sole Remedy.  If the closing of this transaction fails to occur due to Buyer’s default under this Agreement (all of the conditions to Buyer’s obligations to close having been satisfied or waived), Seller’s sole and exclusive remedy shall be to terminate the escrow and receive and retain the Deposit in accordance with Section 11(B).

B. LIQUIDATED DAMAGES ON BUYER’S DEFAULT.  BUYER AND SELLER HEREBY ACKNOWLEDGE AND AGREE THAT, IN THE EVENT THE CLOSING FAILS TO OCCUR DUE TO A BUYER DEFAULT (ALL OF THE CONDITIONS TO BUYER’S OBLIGATIONS TO CLOSE HAVING BEEN SATISFIED OR WAIVED), SELLER WILL SUFFER DAMAGES IN AN AMOUNT WHICH WILL, DUE TO THE SPECIAL NATURE OF THE TRANSACTION CONTEMPLATED BY THIS AGREEMENT AND THE SPECIAL NATURE OF THE NEGOTIATIONS WHICH PRECEDED THIS AGREEMENT, BE IMPRACTICAL OR EXTREMELY DIFFICULT TO ASCERTAIN.  IN ADDITION, BUYER WISHES TO HAVE A LIMITATION PLACED UPON THE POTENTIAL LIABILITY OF BUYER TO SELLER IN THE EVENT THE CLOSING FAILS TO OCCUR DUE TO A BUYER DEFAULT, AND WISHES TO INDUCE SELLER TO WAIVE OTHER REMEDIES WHICH SELLER MAY HAVE IN THE EVENT OF A BUYER DEFAULT.  BUYER AND SELLER, AFTER DUE NEGOTIATION, HEREBY ACKNOWLEDGE AND AGREE THAT THE AMOUNT OF THE DEPOSIT REPRESENTS A REASONABLE ESTIMATE OF THE DAMAGES WHICH SELLER WILL SUSTAIN IN THE EVENT OF SUCH BUYER DEFAULT.  BUYER AND SELLER HEREBY AGREE THAT SELLER MAY, IN THE EVENT THE CLOSING FAILS TO OCCUR DUE TO A BUYER DEFAULT, TERMINATE THIS AGREEMENT AND CANCEL THE ESCROW BY WRITTEN NOTICE TO BUYER AND ESCROW HOLDER, WHEREUPON ESCROW HOLDER SHALL DELIVER THE DEPOSIT TO SELLER AND SELLER SHALL RECEIVE THE DEPOSIT AS LIQUIDATED DAMAGES.  SUCH RETENTION OF THE DEPOSIT BY SELLER IS INTENDED TO CONSTITUTE LIQUIDATED DAMAGES TO SELLER PURSUANT TO SECTIONS 1671, 1676 AND 1677 OF THE CALIFORNIA CIVIL CODE, AND SHALL NOT BE DEEMED TO CONSTITUTE A FORFEITURE OR PENALTY WITHIN THE MEANING OF SECTION 3275 OR SECTION 3369 OF THE CALIFORNIA CIVIL CODE, OR ANY SIMILAR PROVISION.  FOLLOWING TERMINATION OF THIS AGREEMENT, CANCELLATION OF THE ESCROW AND THE DELIVERY TO AND RETENTION OF THE DEPOSIT BY SELLER AS LIQUIDATED DAMAGES PURSUANT TO THIS SECTION 11(B), ALL OF THE RIGHTS AND OBLIGATIONS OF BUYER AND SELLER UNDER THIS AGREEMENT SHALL BE TERMINATED.

BUYER AND SELLER ACKNOWLEDGE THAT THEY HAVE READ AND UNDERSTAND THE PROVISIONS OF THIS SECTION 11(B) AND BY THEIR INITIALS IMMEDIATELY BELOW AGREE TO BE BOUND BY ITS TERMS.

SELLER: ______________ (Initials)
BUYER: _______________ (Initials)	SELLER: ______________ (Initials)
SELLER: ______________ (Initials)

C. Buyer’s Remedies.  In the event of a default by Seller hereunder, the entire Deposit shall immediately be returned to Buyer, Seller shall pay all escrow cancellation and title charges and Buyer may, at its option, either (i) terminate this Agreement and receive a refund of its actual, out of pocket due diligence costs not to exceed Fifty Thousand Dollars ($50,000) or (ii) specifically enforce the terms and conditions of this Agreement.  With respect to any default by Seller prior to Closing, in no event shall Buyer be entitled to sue Seller for damages or exercise any other right or remedy as a result of any such breach or default, Buyer hereby waives any such rights or remedies and agrees that the above remedies shall constitute Buyer's sole and exclusive remedies as a result thereof.

12. SELLER’S REPRESENTATIONS AND WARRANTIES.  As a material inducement to the execution and delivery of this Agreement by Buyer and the performance by Buyer of its duties and obligations hereunder, Seller does hereby acknowledge, warrant, represent and agree to and with Buyer that as of the Effective Date and as of the Closing Date:

A. Compliance With Laws.  Except as disclosed on Exhibit J, Seller has received no written notice of, and, to Seller's knowledge, there is no material violation or alleged material violation of any legal requirement which would materially affect the Property, including, without limitation, any material violation or alleged material violation of any local, state or federal environmental, zoning, handicap or fire law, ordinance, code, regulation, rule or order, and specifically including, without limitation, variances or special permits affecting the Property and the Americans With Disabilities Act.

B. Litigation.  Except as disclosed on Exhibit J, Seller has not received written notice of any pending or to Seller’s knowledge threatened litigation or governmental proceeding affecting Seller, or the Property, that relates to the Property, the validity or enforceability of this Agreement or any instrument or document to be delivered by Seller in connection with the transactions contemplated hereby.

C. Governmental Actions.  Except as disclosed on Exhibit J, there are no pending, and Seller has received no written notice of any threatened or proposed (i) proceeding or governmental action to modify the zoning classification of, or to condemn, or purchase in lieu thereof, all or any part of the Property; (ii) reassessment or special assessments or penalties or interest with respect to real estate taxes or any other assessments applicable to the Property, other than any reassessment that may result solely from the sale of the Property to Buyer; or(iii) proceeding before any court or administrative agency, the adverse resolution of which would have a materially adverse effect on the value or operations of the Property.

D. Due Authorization.  Seller(s) are the duly appointed trustees of a trust organized and validly existing, under the laws of the State of California.  Each Seller has full power to execute, deliver and carry out the terms and provisions of this Agreement and each of the other agreements, instruments and documents herein required to be made or delivered by Seller pursuant hereto, and has taken all necessary action in connection with the execution, delivery and performance of this Agreement and such other agreements, instruments and documents.  The individuals executing this Agreement and all other agreements, instruments and documents herein required to be made or delivered by Seller pursuant hereto on behalf of Seller are and shall be duly authorized to sign the same on Seller’s behalf and to bind Seller thereto.

E. Enforceability.  This Agreement has been, and each and all of the other agreements, instruments and documents herein required to be made or delivered by Seller pursuant hereto have been, or on the Closing Date will have been, executed by Seller and when so executed, are and shall be, to the best of Seller’s knowledge, legal, valid, and binding obligations of Seller enforceable against Seller in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, and other similar laws affecting the rights of creditors generally and, as to enforceability, the general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

F. No Conflict.  The execution and delivery of, and consummation of the transactions contemplated by, this Agreement by Seller are not prohibited by, and will not conflict with, constitute grounds for termination of, or result in the breach of any agreement or instrument to which Seller is now a party or by which it or the Property is bound, or, to the best of Seller’s knowledge, any order, rule or regulation of any court or other governmental agency or official.

G. Environmental Matters.  Seller has received no written notice of any present, pending or threatened actions or proceedings by any governmental agency or any other entity regarding public health risks or the environmental condition of the Property, or the disposal or presence of Hazardous Materials on the Property, or regarding any violation of Environmental Law at the Property (collectively, “Environmental Actions”); and (ii) to Seller’s knowledge, Seller has provided Buyer all documents that are material to the environmental condition of the Property in Seller’s possession or control.

The term “Environmental Laws” means all federal, state or local laws, ordinances, requirements and regulations (including consent decrees and administrative orders) relating to health, safety, industrial hygiene, waste disposal, or the protection of the environment, including, without limitation: the federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, the federal Superfund Amendments and Reauthorization Act of 1986, the federal Resource Conservation and Recovery Act of 1976, the federal Clean Air Act, the federal Water Pollution Control Act and federal Clean Water Act of 1977, the federal Insecticide, Fungicide and Rodenticide Act, the federal Pesticide Act of 1978, the federal Toxic Substances Control Act, the federal Safe Drinking Water Act, the federal Hazardous Materials Transportation Act, and all amendments thereto and regulations adopted and publications promulgated pursuant thereto.  The term “Hazardous Materials” includes oil and petroleum products, asbestos, polychlorinated biphenyls, radon and urea formaldehyde, and all other materials classified as hazardous or toxic under any Environmental Law.  The term “Excluded Materials” means (a) ordinary office supplies, (b) household cleaning supplies and (c) the materials used by the tenants of the Property as of the date hereof in the ordinary course of their business at the Property, in each case only so long as the presence and use thereof does not violate any Environmental Law and so long as such use is in accordance with the terms of the applicable Lease.

In addition to the foregoing, Seller agrees (to the extent expressly permitted by the terms of any Environmental Insurance carried by Seller in connection with the Property) Seller shall assign to Buyer to right to receive proceeds under any such Environmental Policy in a manner as may be permitted by the carrier thereof.

H. Leases.  The tenant listed in the Rent Roll is the only tenant occupying the Property through Seller, and to Seller's knowledge there are no other leases, tenancies or other arrangements under which any other party has a right to occupy all or any part of the Property.  A copy of all Leases, and all amendments thereto and guaranties thereof, if any, have been furnished by Seller to Buyer and the copies so provided are true, correct and complete.  The Leases have not been amended, modified or terminated except for any amendments delivered to Buyer pursuant to the preceding sentence.  No tenant under any of the Leases has any renewal or expansion options except as set forth in the Leases and no tenant has any purchase options, rights of first offer or first refusal or any other options applicable to the Property or any part thereof.  No tenant possess any credit, offset or claim against its obligation to pay rent, by reason of prepayment or otherwise, subject, however, to each tenant’s rights with respect to its security deposit.  The Leases are presently in full force and effect and there are no defaults, nor have any events occurred which, with the passage of time or giving of notice, or both, would constitute defaults, by Seller thereunder; and, to Seller’s knowledge, there are no defaults, nor have any events occurred which, with the passage of time or giving of notice, or both, would constitute defaults, by any tenant thereunder.  Seller has not received any notice from any tenant asserting a claim, default or right to set-off rent by reason of the landlord’s failure to perform its obligations pursuant to the Leases nor any notice asserting a claim by any tenant to a right to abate rent.

For purposes of this Agreement and any document delivered at Closing, whenever the phrase "to Seller's knowledge," or the "knowledge" of any Seller or words of similar import are used, they shall be deemed to refer to facts within the actual knowledge only of Lowell “Bob” Bridge and no others, at the times indicated only, without duty of inquiry whatsoever.  Buyer acknowledges that the individuals named above are named solely for the purpose of defining and narrowing the scope of Seller's knowledge and not for the purpose of imposing any liability on or creating any duties running from such individuals to Buyer.  Buyer covenants that it will bring no action of any kind against such individuals, any shareholder, manager, officer partner or member of Seller, as applicable, or  related to or arising out of these representations and warranties.

13. BUYER’S REPRESENTATIONS AND WARRANTIES.  As a material inducement to the execution and delivery of this Agreement by Seller and the performance by Seller of its duties and obligations hereunder, Buyer does hereby acknowledge, warrant, represent and agree to and with Seller that as of the Effective Date and as of the Closing Date:

A. Due Authorization.  Buyer is a limited liability company organized, validly existing and in good standing under the laws of the State of Delaware.  Buyer has full power to execute, deliver and carry out the terms and provisions of this Agreement and each of the other agreements, instruments and documents herein required to be made or delivered by Buyer pursuant hereto, and has taken all necessary action to authorize the execution, delivery and performance of this Agreement and such other agreements, instruments and documents.  The individuals executing this Agreement and all other agreements, instruments and documents herein required to be made or delivered by Buyer pursuant hereto on behalf of Buyer are and shall be duly authorized to sign the same on Buyer’s behalf and to bind Buyer thereto.

B. Enforceability.  This Agreement has been, and each and all of the other agreements, instruments and documents herein required to be made or delivered by Buyer pursuant hereto have been, or on the Closing Date will have been, executed by Buyer or on behalf of Buyer, and when so executed, are and shall be, to the best of each Seller’s actual knowledge, legal, valid, and binding obligations of Buyer enforceable against Buyer in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, and other similar laws affecting the rights of creditors generally and, as to enforceability, the general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

C. No Conflict.  The execution and delivery of, and consummation of the transactions contemplated by, this Agreement by Buyer are not prohibited by, and will not conflict with, constitute grounds for termination of, or result in the breach of any agreement or instrument to which Buyer is now a party or by which it is bound, or any order, rule or regulation of any court or other governmental agency or official, which prohibition or conflict would have an adverse effect on Buyer’s ability to perform its obligations under this Agreement or the documents to be executed by Buyer in connection with this Agreement.

14. BUYER'S INDEPENDENT INVESTIGATION.

A. Buyer has been given, or will be given before the end of the Contingency Period, a full opportunity to inspect and investigate each and every aspect of the Property, either independently or through agents of Buyer's choosing, including, without limitation:

(i) All matters relating to title, together with all governmental and other legal requirements such as taxes, assessments, zoning, use permit requirements, and building codes;

(ii) The physical condition and aspects of the Property, including, without limitation, the interior, the exterior, the square footage within the improvements on the Real Property and within each tenant space therein, the structure, the paving, the utilities, and all other physical and functional aspects of the Property, including, without limitation, an examination for the presence or absence of Hazardous Materials, which shall be performed or arranged by Buyer at Buyer's sole expense;

(iii) Any easements and/or access rights affecting the Property;

(iv) The Leases and all matters in connection therewith, including, without limitation, the ability of the Tenants to pay rent;

(v) The Contracts, the Licenses and Permits, the Commission Agreements and any other documents or agreements of significance affecting the Property; and

(vi) All other matters of material significance affecting the Property or delivered to Buyer by Seller in accordance with this Agreement, or which Buyer otherwise reasonably considers to be relevant to the acquisition of the Property.

THE TRANSACTION CONTEMPLATED BY THIS AGREEMENT HAS BEEN NEGOTIATED BETWEEN SELLER AND BUYER, THIS AGREEMENT REFLECTS THE MUTUAL AGREEMENT OF SELLER AND BUYER, AND BUYER SHALL CONDUCT ITS OWN INDEPENDENT EXAMINATION OF THE PROPERTY.  EXCEPT  AS EXPRESSLY PROVIDED IN THIS AGREEMENT AND THE DOCUMENTS DELIVERED AT CLOSING, SELLER MAKES NO REPRESENTATIONS OR WARRANTIES, AND BUYER HEREBY ACKNOWLEDGES THAT NO REPRESENTATIONS HAVE BEEN MADE.  EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT AND THE DOCUMENTS DELIVERED AT CLOSING, SELLER SPECIFICALLY DISCLAIMS, AND NEITHER IT NOR ANY OTHER PERSON IS MAKING, ANY REPRESENTATION, WARRANTY OR ASSURANCE WHATSOEVER TO BUYER AND NO WARRANTIES OR REPRESENTATIONS OF ANY KIND OR CHARACTER, EITHER EXPRESS OR IMPLIED, ARE MADE BY SELLER OR RELIED UPON BY BUYER WITH RESPECT TO THE STATUS OF TITLE TO OR THE MAINTENANCE, REPAIR, CONDITION, DESIGN OR MARKETABILITY OF THE

PROPERTY, OR ANY PORTION THEREOF, INCLUDING BUT NOT LIMITED TO (A) ANY IMPLIED OR EXPRESS WARRANTY OF MERCHANTABILITY, (B) ANY IMPLIED OR EXPRESS WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE, (C) ANY IMPLIED OR EXPRESS WARRANTY OF CONFORMITY TO MODELS OR SAMPLES OF MATERIALS, (D) ANY RIGHTS OF BUYER UNDER APPROPRIATE STATUTES TO CLAIM DIMINUTION OF CONSIDERATION, (E) ANY CLAIM BY BUYER FOR DAMAGES BECAUSE OF DEFECTS, WHETHER KNOWN OR UNKNOWN, LATENT OR PATENT, WITH RESPECT TO THE IMPROVEMENTS OR THE PERSONAL PROPERTY, (F) THE FINANCIAL CONDITION OR PROSPECTS OF THE PROPERTY AND (G) THE COMPLIANCE OR LACK THEREOF OF THE REAL PROPERTY OR THE IMPROVEMENTS WITH GOVERNMENTAL REGULATIONS, IT BEING THE EXPRESS INTENTION OF SELLER AND BUYER THAT, EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT AND THE DOCUMENTS TO BE DELIVERED AT THE CLOSING, THE PROPERTY WILL BE CONVEYED AND TRANSFERRED TO BUYER IN ITS PRESENT CONDITION AND STATE OF REPAIR, "AS IS" AND "WHERE IS", WITH ALL FAULTS.  BUYER REPRESENTS THAT IT IS A KNOWLEDGEABLE, EXPERIENCED AND SOPHISTICATED BUYER OF REAL ESTATE, AND THAT IT IS RELYING SOLELY ON ITS OWN EXPERTISE AND THAT OF BUYER'S CONSULTANTS IN PURCHASING THE PROPERTY.  EXCEPT FOR SELLER’S REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT, BUYER ACKNOWLEDGES AND AGREES THAT IT WILL HAVE THE OPPORTUNITY TO CONDUCT SUCH INSPECTIONS, INVESTIGATIONS AND OTHER INDEPENDENT EXAMINATIONS OF THE PROPERTY AND RELATED MATTERS, INCLUDING BUT NOT LIMITED TO THE PHYSICAL AND ENVIRONMENTAL CONDITIONS THEREOF, DURING THE DUE DILIGENCE PERIOD AND WILL RELY UPON SAME AND NOT UPON ANY STATEMENTS OF SELLER OR OF ANY MEMBER, MANAGER, OFFICER, DIRECTOR, AGENT OR ATTORNEY OF SELLER.  BUYER ACKNOWLEDGES THAT ALL INFORMATION OBTAINED BY BUYER WILL BE OBTAINED FROM A VARIETY OF SOURCES AND SELLER WILL NOT BE DEEMED TO HAVE REPRESENTED OR WARRANTED THE COMPLETENESS, ADEQUACY, TRUTH OR ACCURACY OF ANY OF THE DUE DILIGENCE ITEMS OR OTHER SUCH INFORMATION HERETOFORE OR HEREAFTER FURNISHED TO BUYER.  UPON CLOSING, BUYER WILL ASSUME THE RISK THAT ADVERSE MATTERS, INCLUDING, BUT NOT LIMITED TO, ADVERSE PHYSICAL AND ENVIRONMENTAL CONDITIONS, MAY NOT HAVE BEEN REVEALED BY BUYER'S INSPECTIONS AND INVESTIGATIONS.  BUYER ACKNOWLEDGES AND AGREES THAT UPON CLOSING, EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, SELLER WILL SELL AND CONVEY TO BUYER, AND BUYER WILL ACCEPT THE PROPERTY, "AS IS, WHERE IS," WITH ALL FAULTS.  BUYER FURTHER ACKNOWLEDGES AND AGREES THAT THERE ARE NO ORAL AGREEMENTS, WARRANTIES OR REPRESENTATIONS, COLLATERAL TO OR AFFECTING THE PROPERTY, BY SELLER, ANY AGENT OF SELLER OR ANY THIRD PARTY.  SELLER IS NOT LIABLE OR BOUND IN ANY MANNER BY ANY ORAL OR WRITTEN STATEMENTS, REPRESENTATIONS OR

INFORMATION PERTAINING TO THE PROPERTY FURNISHED BY ANY REAL ESTATE BROKER, AGENT, EMPLOYEE, SERVANT OR OTHER PERSON, UNLESS THE SAME ARE SPECIFICALLY SET FORTH OR REFERRED TO HEREIN.  BUYER ACKNOWLEDGES THAT THE PURCHASE PRICE REFLECTS THE "AS IS, WHERE IS" NATURE OF THIS SALE AND ANY FAULTS, LIABILITIES, DEFECTS OR OTHER ADVERSE MATTERS THAT MAY BE ASSOCIATED WITH THE PROPERTY.  BUYER, WITH BUYER'S COUNSEL, HAS FULLY REVIEWED THE DISCLAIMERS AND WAIVERS SET FORTH IN THIS AGREEMENT, AND UNDERSTANDS THE SIGNIFICANCE AND EFFECT THEREOF.  BUYER ACKNOWLEDGES AND AGREES THAT THE DISCLAIMERS AND OTHER AGREEMENTS SET FORTH HEREIN ARE AN INTEGRAL PART OF THIS AGREEMENT, AND THAT SELLER WOULD NOT HAVE AGREED TO SELL THE PROPERTY TO BUYER FOR THE PURCHASE PRICE WITHOUT THE DISCLAIMER AND OTHER AGREEMENTS SET FORTH IN THIS AGREEMENT.  THE TERMS AND CONDITIONS OF THIS PARAGRAPH WILL EXPRESSLY SURVIVE THE CLOSING, WILL NOT MERGE WITH THE PROVISIONS OF ANY CLOSING DOCUMENTS AND WILL BE INCORPORATED INTO THE DEED.

B. Buyer's Release of Seller.

(i) Seller Released From Liability.  Except for claims against Seller based (i) upon a breach of any representation or warranty made by Seller in this Agreement or any of the documents delivered by Seller at Closing, (ii) upon any obligations or liabilities of Seller under this Agreement or any of the documents delivered by Seller at Closing, or (iii) fraud by Seller in connection with this Agreement, Seller is hereby released from all responsibility and liability to Buyer regarding the condition (including the presence in the soil, air, structures and surface and subsurface waters, of Hazardous Materials or substances that have been or may in the future be determined to be toxic, hazardous, undesirable or subject to regulation and that may need to be specially treated, handled and/or removed from the Property under current or future federal, state and local laws, regulations or guidelines), valuation, salability or utility of the Property, or its suitability for any purpose whatsoever.  Buyer acknowledges that it has inspected the Property, observed its physical characteristics and existing conditions and had the opportunity to conduct such investigation and study on and of said Property and adjacent areas as it deemed necessary, and hereby waives any and all objections to or complaints (including but not limited to actions based on federal, state or common law and any private right of action under CERCLA, RCRA or any other state and federal law to which the Property is or may be subject) regarding physical characteristics and existing conditions, including without limitation structural and geologic conditions, subsurface soil and water conditions and solid and hazardous waste and Hazardous Materials on, under, adjacent to or otherwise affecting the Property.  In that connection, Buyer, on behalf of itself, its successors, assigns and successors-in-interest and such other persons and entities, waives the benefit of California Civil Code Section 1542, which provides as follows:

"A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor."

Buyer further hereby assumes the risk of changes in applicable laws and regulations relating to past, present and future environmental conditions on the Property, and the risk that adverse physical characteristics and conditions, including without limitation the presence of Hazardous Materials or other contaminants, may not be revealed by its investigation.

15. ACTIONS AFTER THE EFFECTIVE DATE.  The parties covenant to do the following through the Closing Date:

A. Title.  From and after the end of the Effective Date, Seller shall not make or permit any changes to the Property or to the condition of title to the Property that would change the Approved Title or the Approved Survey except with Buyer’s advance written consent, which consent may not be unreasonably withheld.  In this regard, Seller shall not sell, assign or create any right, title or interest in the Property, or any part thereof, or create, or permit to exist, any lien, encumbrance or charge thereon, without the prior consent of Buyer, which consent may be withheld in Buyer’s sole discretion.

B. Maintenance and Operation of Property.  From and after the Effective Date, Seller shall maintain existing insurance coverage in full force and effect, and shall operate and maintain the Property in substantially the same manner as operated and maintained as of the Effective Date, shall not delay or defer any repair or maintenance item, and shall pay all bills and obligations arising from the Property as payment becomes due.  Seller shall not make any material alterations to or upon the Property, except with Buyer’s advance written consent, which consent shall not be unreasonably withheld or delayed.

C. Leases and Agreements.  From and after the Effective Date, Seller shall not amend or terminate any of the Leases or any of the Approved Contracts, shall not make any other agreement concerning the Property, including, without limitation, any new leases of space in the Property, without Buyer’s advance written consent, and shall perform all of its obligations under the Leases and Approved Contracts.  At Closing, Buyer shall reimburse Seller for leasing commissions and tenant improvement costs relating to any new lease approved in writing by Buyer; provided, however, that Buyer approved all such costs in writing at the time Buyer’s approval of such new lease was obtained.

D. Representations and Warranties.  Each party shall use commercially reasonable efforts to prevent any act or omission that would render any of its representations and warranties herein untrue or misleading, and shall immediately notify the other party if such act or omission occurs.

E. Entry.  As of the Effective Date, during normal business hours prior to the Closing, and subject to the rights of tenants under the Leases, Buyer and its agents, employees and contractors (collectively, “Permittees”) shall have reasonable access to the Property at agreed upon times for agreed upon purposes on at least forty-eight (48) hours prior notice to Seller.  Seller shall make reasonable efforts to have an agent available to accompany Buyer or any Permittees, and in all events Seller shall have the right to have a representative present during any visits to or inspections of the Property by Buyer or any Permittees.  Buyer will conduct its Due Diligence in a manner which is not disruptive to Tenants or the normal operation of the Property.  Buyer will not enter the Property or contact any governmental or quasi-governmental entities, without Seller's prior written consent, which consent shall not be unreasonably withheld or delayed.  Neither Buyer nor any Permittees may contact any Tenants at the Real Property or make any inquiries of such Tenants which in any way relate to the Property or to Seller without Seller's prior written consent. In the event Buyer desires to conduct any physically intrusive Due Diligence, such as sampling of soils, other media, building materials, or the like, Buyer will identify in writing exactly what procedures Buyer desires to perform and request Seller's express written consent.  Upon receipt of Seller's written consent, Buyer and all Permittees shall, in performing such Due Diligence, comply with the agreed upon procedures and with any and all laws, ordinances, rules, and regulations applicable to the Property and will not engage in any activities which would violate any permit, license, or environmental law or regulation.  Buyer and any Permittees will:  (a) maintain comprehensive general liability (occurrence) insurance in terms and amounts (at least $1,000,000) satisfactory to Seller covering any accident arising in connection with the presence of Buyer or the other Permittees on the Property or Improvements, and deliver a certificate of insurance, which names the Seller and the Property Manager as additional insureds thereunder verifying such coverage to Seller prior to entry upon the Real Property or Improvements; (b) promptly pay when due the costs of all entry and inspections and examinations done with regard to the Property; and (c) restore the Property and Improvements to the condition in which the same were found before any such entry upon the Property and inspection or examination was undertaken.

In addition, Buyer shall defend, indemnify, and hold harmless Seller, the Property and Seller's managers, officers, partners, shareholders, trustees, beneficiaries, and members, as applicable, from and against all losses, costs, damages, claims, and liabilities (whether arising out of injury or death to persons or damage to the Property or otherwise) including, but not limited to, costs of remediation, restoration and other similar activities, mechanic's and materialmen's liens and attorneys' fees, arising out of or in connection with Buyer's Due Diligence, Buyer's breach of its obligations under Section 15 E. or Buyer's or any Permittee's entry upon the Property, unless any of the same are caused solely by the gross negligence or willful misconduct of Seller, Seller's managers, officers, partners, shareholders, trustees, or members, as applicable.  The provisions of this Section 15 E. shall survive the Closing or, if the purchase and sale is not consummated, any termination of this Agreement and shall not be subject to any survival limitation otherwise set forth in this Agreement.

F. Applications.  Following the Effective Date, Seller shall not make application to any governmental entity for any Approvals or any change in the zoning, affecting the Real Property, except in each case with Buyer’s advance written consent.

16. DAMAGE TO PROPERTY; TAKING.

A. Taking.  If the Property or any material part thereof is taken or is the subject of a notice of taking by eminent domain prior to the Closing Date, Seller shall promptly notify Buyer.  Within ten (10) Working Days after such notice, Buyer shall give notice that it elects to (a) terminate this Agreement, in which event Escrow Holder shall return the entire Deposit to Buyer and the parties shall have no further obligations hereunder, or (b) proceed to Closing, in which event Seller shall pay over and assign to Buyer all awards recovered or recoverable on account of such taking.  If Buyer elects to proceed under clause (b) above, Seller shall not compromise, settle, or adjust any claims to such awards without Buyer’s prior written consent.

B. Damage.  Risk of loss up to and including the Closing Date shall be borne by Seller.  In the event of any material damage to or destruction of the Property or any portion thereof, Buyer may, at its option, by notice to Seller given within ten (10) Working Days after Seller notifies Buyer in writing of such damage or destruction (and if necessary the Closing Date shall be extended, but not beyond the Outside Closing Date, to give Buyer the full 10-day period to make such election):  (i) terminate this Agreement, in which event Escrow Holder shall return the entire Deposit to Buyer and the parties shall have no further obligations hereunder (except the indemnity obligations of each party, which shall survive indefinitely and any other obligations set forth herein which expressly survive the termination of this Agreement), or (ii) proceed under this Agreement with no adjustment of the Purchase Price, receive any insurance proceeds (including any rent loss insurance applicable to any period on and after the Closing Date) due Seller as a result of such damage or destruction and assume responsibility for such repair, and Buyer shall receive a credit at Closing for any deductible, uninsured or coinsured amount under said insurance policies.  If Buyer elects (ii) above, Seller will cooperate (at no material expense to Seller) with Buyer in obtaining the insurance proceeds and such agreements from Seller’s insurers.  If the Property is not materially damaged, then the parties shall proceed to Closing as provided in clause (ii) above. “Material damage” and “Materially damaged” means damage reasonably exceeding $250,000, or that entitles any tenant of the Property to terminate its lease, or which, in Buyer’s or Seller’s reasonable estimation, will take longer than 180 days to repair.

C. Waiver.  Failure of Buyer to timely provide a notice of election in accordance with this Section 15, shall be deemed an election by Buyer to terminate this Agreement.  Seller and Buyer each expressly waive the provisions of California Civil Section 1662 and hereby agree that the provisions of this Section 15 shall govern the parties’ obligations in the event of any damage or destruction to the Property or the taking of all or any part of the Real Property.

17. SURVIVAL.  All representations and warranties and indemnitees by the respective parties contained herein are intended to and shall remain true and correct as of the Closing, shall be deemed to be material, and shall survive the delivery of the Deed and transfer of title for a period of six (6) months or such longer period if specifically specified therefore.  Any covenants and conditions herein that must be operative after delivery of the Deed to be effective shall be so operative and shall not be deemed to have been merged in the Deed.

18. SUCCESSORS AND ASSIGNS.  The terms, covenants and conditions herein contained shall be binding upon and inure to the benefit of the successors and assigns of the parties hereto.  This Agreement and all rights of Buyer hereunder may be assigned or transferred by Buyer to any of its affiliates, in which event all instruments, documents and agreements required to be delivered to the Buyer hereunder shall be delivered to, and run for the benefit of such entity, and such entity (rather than Buyer) shall execute and deliver any instruments, documents or agreements required to be executed and delivered by Buyer hereunder; provided, however, that in the event of any such assignment to an affiliate, the original Buyer hereunder shall remain fully liable and responsible for the performance of Buyer’s obligations, and for any indemnities of Buyer hereunder.

19. NO THIRD PARTY BENEFITS.  This Agreement is made for the sole benefit of the Buyer and Seller and their respective successors and assigns, and no other person shall have any right or remedy or other legal interest of any kind under or by reason of this Agreement.

20. COUNTERPARTS.  This Agreement may be executed in multiple counterparts and shall be valid and binding with the same force and effect as if all parties had executed the same Agreement.

21. ENTIRE AGREEMENT.  This Agreement contains all of the covenants, conditions and agreements between the parties and shall supersede all prior correspondence, agreements and understandings, both verbal and written.  The parties intend that this Agreement constitutes the complete and exclusive statement of its terms and that no extrinsic evidence may be introduced in any proceeding involving this Agreement.

22. NOTICES.  All notices required or permitted to be given pursuant to the terms hereof shall be in writing and shall be delivered either by (a) certified mail, return receipt requested, in which case notice shall be deemed delivered three (3) Working Days after deposit, postage prepaid in the U.S. mail, (b) a reputable messenger service or a nationally recognized overnight courier, in which case notice shall be deemed delivered one (1) Working Day after deposit with such messenger or courier, (c) facsimile or other telecopy transmission (followed with “hard copy” sent by a nationally recognized overnight courier or mail as aforesaid), in which case notice shall be deemed delivered when the facsimile or other telecopy transmission is received (as evidenced by the sender’s electronic confirmation), or (d) personal delivery with receipt acknowledged in writing, in which case notice shall be deemed delivered when received. All such notices shall be addressed to Buyer to the attention of Hossein Fateh at Buyer’s Address, with a copy to Cooley Godward, One Freedom Square, Reston Town Center, 11951 Freedom Drive, Reston, VA  20190-5601, Attn:  John Toole, Esq., Facsimile Number (703) 456-8100, to Seller at Seller’s Address, with a copy to A. Nick Shamiyeh, Esq., Law Offices of A. Nick Shamiyeh, 2221 Olympic Boulevard, Suite 100, Walnut Creek, CA  94595; Telephone:  925-935-9401; Facsimile:  925-935-9407; and to Escrow Holder at Escrow Holder’s Address.  The foregoing addresses may be changed by written notice to the other party as provided herein.

23. CONSTRUCTION OF AGREEMENT.  In construing this Agreement, all headings and titles are for the convenience of the parties only and shall not be considered a part of this Agreement.  Whenever required by the context, the singular shall include the plural and the masculine shall include the feminine and vice versa.  This Agreement shall not be construed as if prepared by one of the parties, but rather according to its fair meaning as a whole, as if both parties had prepared it.  All Exhibits attached hereto are incorporated in this Agreement by reference thereto.

24. TIME.  Time is of the essence of every provision herein contained.  Whenever the date or deadline for any action to be taken is not a Working Day, the relevant date or deadline shall be the next Working Day.

25. APPLICABLE LAW.  This Agreement shall be governed by the internal laws of the state in which the Real Property is located.

26. NO ORAL MODIFICATION OR WAIVER.  This Agreement may not be changed or amended orally, but only by an agreement in writing.  No waiver shall be effective hereunder unless given in writing, and waiver shall not be inferred from any conduct of either party.

27. MARKETING OF PROPERTY.  Unless and until this Agreement is duly terminated pursuant to the terms hereof, Seller shall not enter into any negotiations, understandings or agreements with any party other than Buyer relating to the sale, transfer or other disposition of the Property or any portion thereof without a written disclosure and acknowledgement that such negotiations, understandings or agreements are fully subordinate and subject to the outcome of this Agreement (in other words, such negotiations, understandings or agreements shall not be effective or binding unless this Agreement is validly terminated in accordance with the provisions hereof) and Seller and the Broker shall not offer the Property or any portion thereof for sale to any other party without such written disclosure and acknowledgement.

28. BROKERAGE COMMISSION.  Buyer and Seller each represents and warrants to the other that it has not dealt with any third party (other than Buyer's Broker) in a manner which would obligate the other to pay any brokerage commission, finder’s fee or other compensation due or payable with respect to the transaction contemplated hereby other than a commission to be paid to Buyer's Broker by Buyer at Closing, pursuant to a separate agreement.  Buyer shall indemnify, defend, and hold Seller harmless from and against any losses, damages, costs and expenses (including, but not limited to, attorneys’ fees and costs) incurred by Seller by reason of any actual or alleged breach or inaccuracy of the Buyer’s representations and warranties contained in this Section 28.  Seller shall indemnify, defend, and hold Buyer harmless from and against any losses, damages, costs and expenses (including, but not limited to, attorneys’ fees and costs) incurred by Buyer by reason of any actual or alleged breach or inaccuracy of Seller’s representations and warranties contained in this Section 28.  The provisions of this Section 28 shall survive the Closing.

29. INTENTIONALLY DELETED.

30. LIMITED LIABILITY.  The representations and warranties of Seller set forth in Section 12, together with Seller's liability for any breach before Closing of any of Seller's interim operating covenants under Section 15, will survive the Closing for a period of six (6) months.  Buyer will not have any right to bring any action against Seller as a result of any untruth or inaccuracy of such representations and warranties, or any such breach, unless and until the aggregate amount of all liability and losses arising out of any such untruth or inaccuracy, or any such breach, exceeds $20,000.  In addition, in no event will Seller's liability for all such breaches exceed, in the aggregate, $100,000.  Seller shall have no liability with respect to any of Seller's representations, warranties and covenants herein if, prior to the Closing, Buyer has actual knowledge of any breach of a representation, warranty or covenant of Seller herein, or Buyer obtains actual knowledge (from whatever source, including, without limitation, any tenant estoppel certificates, as a result of Buyer's Due Diligence or written disclosure by Seller or Seller's agents and employees) that contradicts any of Seller's representations and warranties herein, and Buyer nevertheless consummates the transaction contemplated by this Agreement.  All other representations, warranties, covenants and agreements made or undertaken by Seller under this Agreement, unless otherwise specifically provided herein, will not survive the Closing Date but will be merged into the Deed and other Closing documents delivered at the Closing.  Notwithstanding the foregoing, Seller acknowledges that potential post closing liability could exist with respect to matters which survive the Closing or are contained in documents delivered at Closing for the periods specified in this Agreement or therein.

31. CONFIDENTIALITY.  Prior to the Closing Date, Seller and its representatives, legal counsel, engineers, and other consultants, shall not disclose Buyer’s interest in the Property to any third party without Buyer’s prior written consent, and Buyer shall not disclose any other the terms of this Agreement except as necessary to its attorneys, accountants, lenders or others related to the consummation of the transactions contemplated hereunder, or except as required by Seller for compliance with applicable laws or governmental regulations.

32. LIKE-KIND EXCHANGE.  Buyer and Seller understand and acknowledge that a material inducement to the other party’s entry into this Agreement is the right of each party (or constituent members of each party) to structure the transaction contemplated by this Agreement so as to qualify as a tax-free exchange of like-kind property in compliance with the provisions of Section 1031 of the Internal Revenue Code (the “code”) (“Section 1031”).  Buyer and Seller agree to cooperate in all reasonable respects (at no material out-of-pocket expense to the cooperating party) to allow the other party (or constitute member) to structure the transaction contemplated by this Agreement to effect a like-kind exchange in compliance with the provisions of Section 1031 of the code and the Regulations promulgated thereunder (the “Regulations”).  Accordingly, either party (or constituent member) may enter into a written exchange agreement or assignment agreement at any time prior to Closing with a “Qualified Intermediary” (as defined in Section 1.1031(k)-1(g0(4)(iii) of the Regulations or an “Exchange Accommodation Titleholder” (as defined in Revenue Procedure 2000-37) for the assignment of the rights of that party under this Agreement to such “Qualified Intermediary” or “Exchange Accommodation titleholder” (in either case, an “Intermediary”).  An Intermediary shall be designated in writing by the assigning party (the “Assigning Party”) to the other party (the “Other Party”), and the Other Party hereby agrees that the Other Party shall sign and deliver to the Assigning Party a written instrument (to be prepared by the Assigning Party) solely acknowledging receipt of such written designation of the Intermediary and of notice of such assignment of the right, title and interest of the Assigning Party under this Agreement to the Intermediary.  Notwithstanding any such assignment and assumption, the Assigning Party shall not under any circumstances be released from its obligations under this Agreement.

[SIGNATURES ON NEXT PAGE]

IN WITNESS WHEREOF, the parties hereto have executed one or more copies of this Agreement as a sealed instrument the day and year first above written.

SELLER:                                           OWENS MORTGAGE INVESTMENT FUND

By: /s/ William C. Owens
Name: William C. Owens
Title: President, Owens Financial Group, Inc.,
          General Partner

_________________________________

BUYER:	DuPONT FABROS DEVELOPMENT LLC,
a Delaware limited liability company

By: /s/ Lammot J. DuPont
Name: Lammot J. DuPont
Title: Managing Member

[SIGNATURES OF TITLE COMPANY AND ESCROW AGENT ON NEXT PAGE]

328840 v3/RE	S-29

TITLE
COMPANY:	COMMERCIAL TITLE GROUP, INC.

By: /s/ Barbara G. Blitz
Name: Barbara G. Blitz
Title: Vice President

ESCROW
AGENT:	LANDAMERICA COMMERCIAL SERVICES

By: /s/ Sherri Keller
Name: Sherri Keller
Title: Sr. Escrow Officer

328840 v3/RE	S-30

EXHIBIT A

LEGAL DESCRIPTION OF THE LAND

That certain 4.64 acres, two parcel tract of improved land including the building thereon and all improvements known as (i) 556 Reed Street (1.23 acres) (Santa Clara County APN# 230-04-002, and (ii) 1850 De La Cruz Boulevard (3.41 acres) (Santa Clara County APN# 230-04-019), Santa Clara, California

328840 v3/RE	A-

EXHIBIT B

DUE DILIGENCE DOCUMENTS

1.	A copy of the Seller’s full construction drawings and specifications for the Building and the improvements therein;

2.
A copy of Seller’s most recently completed “as-built” survey of the Property, showing replatted lot boundaries, access to the public and private streets, utility easements, designated wetlands, building dimensions, and building setbacks as specified in any recorded covenants or easements affecting the property;

3.
A copy of Seller’s title insurance policy, if one was obtained by Seller upon its purchase or refinance of the Property, together with copies of all Schedule “B” exception documents referenced therein, and of all recorded covenants or easement agreements and other agreements affecting or serving the property;

4.	Copies of real estate tax bills for the last two (2) full calendar years and the proposed valuation for the current year;

5.
Copies of all reports (including internally prepared reports) in Seller’s possession regarding the structural or systemic condition of the Building, including the electrical, mechanical, life safety systems in the Building, ongoing and special maintenance issues at the Property, including any estimates for completed or contemplated physical repairs or modifications at the Property prepared by or for Seller;

6.
A copy of the Certificate of Occupancy for the Building and of any other certificates, permits or consents needed for the use and occupancy of the Building and of any zoning variances, rulings and opinions relating to the Property in Seller’s possession;

7.	Copies of any notices of violations of law, regulations or orders in respect of the Property received by Seller, together with copies of any correspondence with respect thereto;

8.	Copies of all maintenance logs and records, service contracts and warranties for the Building, including the electrical, mechanical, and life safety systems in the Building;

9.	Copies of all service and maintenance contracts in respect of the Property;

10.
Copies of all agreements in respect of utilities, telecommunication services, and facilities serving the Property and of all invoices for utilities for the last two (2) full calendar years and the current year-to-date;

11.	Copies of the operating expense reports for the Property for the last two (2) full calendar years and the current year-to-date;

12.
Copies of applicable zoning ordinances (or appropriate excerpts therefrom) showing the allowable uses and compliance requirements for the Property, including copies of any special use permits issued for the Property;

13.	A description of any pending or threatened litigation affecting the Property; together with any assessments or reports prepared by or for Seller with respect thereto;

14.
A list of any hazardous materials at the Property together with copies of all environmental reports regarding the Property or any adjacent areas in Seller’s possession or in the possession or any consultants retained by Seller.  In addition, Seller’s Environmental Consultant, Bruce Rucker of Stellar Environmental, shall be made available to discuss and share all environmental information on the property with Buyer’s Environmental Consultant;

15.
Copies of any reports regarding flood plains, soil conditions or other physical conditions in respect of the Property or areas adjacent thereto in Seller’s possession or in the possession of any such consultants;

16.	Copies of any ad valorem tax abatements agreements regarding the Property;

17.
Copies of all pending and existing leases and other agreements with occupants of the Building together with and complete copies of all tenant files, including tenant correspondence, complaints, service requests, credit reports or other contents thereof;

18.	An itemized list of any personal property to be included in the sale; and

19.	Any historical evaluation reports of the Property, including that certain report dated April 2001.

328840 v3/RE	B-

EXHIBIT C

FORM OF TENANT ESTOPPEL CERTIFICATE

___________, 2007

DuPont Fabros Development LLC
1212 New York Avenue, Suite 900
Washington, D.C.  20005

Re:	[Description of Lease]

Ladies and Gentlemen:

The undersigned, as Lessee, has been advised that the above described Lease may be assigned to you or your successors and assigns (“Purchaser”) in connection with the proposed sale of the Project and, as an inducement therefor, we hereby certify to Purchaser and any prospective encumbrancers of the Project the following:

1. Lessee is the tenant under the Lease and has unconditionally accepted possession of and now occupies the Premises pursuant to the terms of the Lease.  The Lease is in full force and effect and is the valid and binding obligation of Lessee.

2. All improvements, alterations and space required to be furnished according to the Lease have been completed to the satisfaction of Lessee, all sums required to be paid by Lessor to Lessee in connection with the improvements (including, without limitation, any tenant allowance or rebate) have been paid in full, and all other conditions precedent to the commencement of the term of the Lease have been satisfied.  The Premises comply with all warranties made by Lessor in the Lease.

3. As of the date hereof, Lessor has performed all of its obligations under the Lease and neither Lessee nor, to the best of Lessee’s knowledge, Lessor, is currently in default under the Lease and, to the best of Lessee’s knowledge, no event has occurred which with the giving of notice or passage of time would constitute such a default.

4. There have been no representations or promises made by Lessor to Lessee except as set forth in the Lease, and the Lease has not been modified, altered or amended (in writing or orally) except as provided above.

5. As of the date hereof, there are no off-sets, defenses, counterclaims or credits against rentals, nor have rentals been prepaid for more than one month in advance.  Lessor has not agreed to assume the obligations of Lessee under any other lease in connection with Lessee entering into the Lease.

6. The Lease commenced on ______.  The Lease term expires on ___________, and there are no renewal or expansion options except as follows: ___________________.  Lessee has no purchase options or rights of first refusal under the Lease with respect to the Project. Lessee has no cancellation rights (except with respect to Lessor’s default) under the Lease except as follows: ________________________.

7. Lessee is the legal and equitable owner and holder of the leasehold interest in the Lease and Lessee has not assigned, transferred or encumbered its interest under the Lease nor has Lessee sublet all or any portion of the Premises.

8. As of the date hereof, all rental and other payments due under the Lease are current and the next rental payment is due on ________, 2007 in the amount of $_________. There is no free rental, rebates or other concessions due to Lessee under the Lease.

9. Additional rent for operating, maintenance, repair expenses, property taxes and assessments and other such expenses and charges (collectively, the “Operating Expenses”) is payable as provided in the Lease and has been paid in accordance with Landlord’s rendered bills through _________.  Operating Expenses include a management fee payable to Landlord or its manager. Tenant is required to pay ____% of all Operating Expenses.  The next payment of Operating Expenses is due on ________, 2007 in the amount of $___________ for the month of ________, 2007.

10. Lessor holds a security deposit pursuant to the Lease in the amount of $_________

11. There are no pending, or to Lessee’s best knowledge threatened, actions, voluntary or involuntary, against Lessee under federal or state bankruptcy or insolvency laws, except for:________________________.

12. Lessee agrees to attorn and to recognize Purchaser as Lessor under the Lease upon the closing of the sale of the Project to Purchaser.

13. This letter shall inure to Purchaser’s benefit and to the benefit of Purchaser’s successors and assigns and shall be binding upon Lessee and Lessee’s heirs, personal representatives, successors and assigns.

14. The undersigned individual executing this letter on behalf of Lessee represents and warrants that he or she is duly authorized to execute and deliver this letter on Lessee’s behalf.

15. The address for notices to Lessee under the Lease is as follows:

The above statements are made with the understanding that Purchaser will rely on them in connection with the above-mentioned acquisition.

Very truly yours,

328840 v3/RE	C-

EXHIBIT D

GRANT DEED

RECORDING REQUESTED BY AND:

WHEN RECORDED MAIL TO:

Cooley Godward Kronish LLP
Reston Town Center
11951 Freedom Drive
Los Angeles, California  90071
Attn:  John H. Toole, Esq.

MAIL TAX STATEMENTS TO:

 (Space Above Line For Recorder’s Use Only)

GRANT DEED

The undersigned Grantor declares that documentary transfer tax is not shown pursuant to Section 11932 of the Revenue and Taxation Code, as amended.

W I T N E S S E T H:

THAT ____________________________ (“Grantor”), for the sum of $10.00 and other good and valuable consideration paid to Grantor by Grantee named below, the receipt of which is hereby acknowledged, does by these presents GRANT to ___________________, a ________________ (“Grantee”), the lots, tracts, or parcels of land lying, being, and situated in _______________ County, California, more particularly described in Exhibit A attached hereto and incorporated herein by reference, together with all of Grantor’s right, title and interest in and to buildings, structures, and improvements affixed thereto (the “Property”).

TO HAVE AND TO HOLD the Property with all rights, privileges, appurtenances, and immunities thereto belonging or in any way appertaining unto the said Grantee and unto Grantee’s successors and assigns forever.

IN WITNESS WHEREOF, the undersigned has executed this Grant Deed as of _______ ___, 2007.

328840 v3/RE	D-

STATE OF CALIFORNIA                                                                )

) ss.

COUNTY OF                                                      )

On ________________, 2007, before me, ___________________________, a Notary Public, personally appeared _______________________, personally known to me (or proved to me on the basis of satisfactory evidence) to be the person whose name is subscribed to the within instrument and acknowledged to me that he/she executed the same in his/her authorized capacity, and that by his/her signature on the instrument the person, or the entity upon behalf of which the person acted, executed the instrument.

WITNESS my hand and official seal.

Notary Public

[Affix Notarial Seal]

328840 v3/RE	D-

Exhibit A

LEGAL DESCRIPTION OF THE LAND

328840 v3/RE	D-

Exhibit B

PERMITTED EXCEPTIONS

[Attached]

328840 v3/RE	D-

STATEMENT OF DOCUMENTARY TRANSFER TAX

_________, 2007

Recorder’s Office of

________ County, California

In accordance with Section 11932 of the California Revenue and Taxation Code, the undersigned hereby requests that this statement of documentary transfer tax not be recorded with the attached Grant Deed (the “Deed”) but be affixed to the Deed after recordation and be returned as directed on the Deed.  The Deed names_____________, as grantee.  The property that is the subject of the Deed is located in the City of _____________, County of ___________, State of California.

The documentary transfer tax amount, for the attached Deed is $________ computed on the full value of the property less any encumbrances remaining on the property.

328840 v3/RE	D-

EXHIBIT E

BILL OF SALE AND ASSIGNMENT

FOR VALUABLE CONSIDERATION, the receipt and sufficiency of which are hereby acknowledged, effective as of the Closing Date, ________________________________ (“Seller”), does hereby bargain, sell, grant, assign, transfer, set over and deliver unto _______________  (“Buyer”), without representation or warranty of any kind or nature, all of Seller’s right, title and interest in and to all of the Personal Property and the Intangible Property.

Seller shall, at any time and from time to time, upon the request of Buyer, execute, acknowledge and deliver all such further acts, deeds, assignments, transfers, conveyances and assurances, and take all such further actions, as shall be necessary or desirable to give effect to the transactions hereby consummated and to collect and reduce to the possession of Buyer any and all of the interests and assets hereby transferred to Buyer.

As used herein, all initially capitalized terms not defined herein shall have the meanings assigned to such terms in that certain Purchase and Sale Agreement and Escrow Instructions dated as of _____________, between Buyer and Seller (the “Purchase Agreement”).

IN WITNESS WHEREOF, Seller has executed this Bill of Sale and Assignment as of Closing Date.

328840 v3/RE	E-

EXHIBIT F

ASSIGNMENT AND ASSUMPTION OF LEASES

FOR VALUABLE CONSIDERATION, the receipt and sufficiency of which are hereby acknowledged, effective as of the Closing Date (as hereinafter defined), __________________ (“Assignor”), does hereby assign, sell, transfer, set over and deliver to ___________ (“Assignee”), all of the landlord’s right, title and interest in and to the leases more particularly described on Exhibit A attached hereto and incorporated herein, all of which are in full force and effect (the “Leases”), together with all guaranties of the Leases and all unapplied security deposits, prepaid rentals, unapplied cleaning fees and other unapplied deposits paid or deposited by any tenant thereunder to Assignor, as landlord, or any other person on Assignor’s behalf pursuant to the Leases (together with any interest which has accrued for the account of the respective tenant).  The Leases affect the real property described on Exhibit B attached hereto and made a part hereof (the “Real Property”).

Assignee hereby accepts the foregoing assignment and assumes and agrees to perform and observe all of the obligations, covenants, terms and conditions to be performed or observed by Assignor under the Leases arising from and after the Closing Date.

Assignor hereby acknowledges that Assignor has retained, and Assignee shall not assume, have any right under, or be responsible for, any of the obligations, covenants, terms and conditions of the Leases, with respect to obligations to be performed or observed by the landlord thereunder arising at any time prior to the Closing Date or rights accruing to landlord prior to the Closing Date.

With respect to any claim asserted for a period of six (6) months following the delivery of this Assignment, Assignor hereby agrees to protect, defend, indemnify Assignee and its successors, assigns, affiliates, directors, officers, employees and partners of any of them, and hold each of them harmless from any and all claims, liabilities, damages, and penalties and any and all loss, cost, or expense (including, without limitation, reasonable attorneys’ fees and costs and court costs) incurred by Assignee incident to, resulting from, or in any way arising out of any failure by Assignor to perform and observe the obligations, covenants, terms and conditions retained by Assignor hereunder.  Assignee hereby agrees to protect, defend, indemnify Assignor and its successors, assigns, affiliates, directors, officers, employees, members, trustees, beneficiaries, and partners of any of them and hold each of them harmless from any and all claims, liabilities, damages, and penalties and any and all loss, costs, or expense (including, without limitation, reasonable attorneys’ fees and costs and court costs) incurred by the Assignor incident to, resulting from, or in any way arising out of any failure by Assignee to perform and observe the obligations, covenants, terms and conditions assumed by Assignee hereunder; provided, however, that to the extent Assignor has delivered tenant security deposits to Assignee and complied with applicable California law, Assignor shall have no further liability for the return of such delivered tenant security deposits.  Each of the parties hereto further agrees, upon notice from the other, to contest any demand, claim, suit, or action against which each party has hereinabove agreed to indemnify and hold the other and all such other parties harmless, and to defend any action that may be brought in connection with any such demand, claim, suit, or action, or with respect to which each party has hereinabove agreed to hold the other and all such other parties harmless, and to bear all costs and expenses of such contest and defense.  The indemnities set forth herein shall be deemed to be material and shall survive the Closing Date.

Assignor and Assignee shall, at any time and from time to time, upon the reasonable request of the other, execute, acknowledge and deliver all such further acts, deeds, assignments, transfers, conveyances, powers of attorney and assurances, and take all such further actions, as shall be necessary or desirable to give effect to the transactions hereby consummated and to collect and reduce to the possession of Assignee any and all of the interests and assets hereby transferred to Assignee.

As used herein, “Closing Date” shall have the meaning assigned to that term in that certain Purchase and Sale Agreement and Escrow Instructions dated as of ______________, between Assignor and Assignee.

This Assignment and Assumption of Leases may be executed in counterparts with the same effect as if all parties hereto had executed the same document.  All counterparts shall be construed together and shall constitute a single Assignment and Assumption of Leases.

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IN WITNESS WHEREOF, this Assignment and Assumption of Leases has been executed by Assignor and Assignee and is effective as of the Closing Date.

ASSIGNOR:	ASSIGNEE:

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Exhibit A

Leases

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Exhibit B

Legal Description

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EXHIBIT G

ASSIGNMENT AND ASSUMPTION OF CONTRACTS

[NONE.]

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EXHIBIT H

SELLER'S AFFIDAVIT

Title order No. __________

The undersigned hereby certifies as follows:

1.
To the actual knowledge of the undersigned, there are no unrecorded leases or agreements affecting the premises, or other parties in possession, except as shown on attached Exhibit A; the leases contain no options to purchase or rights of first offer to purchase the premises.

(Exhibit A attached __X__ Yes     _____ No)

2.
To the actual knowledge of the undersigned, there has not been any construction, repairs, alterations or improvements made, ordered or contracted to be made on or to the premises, nor materials ordered therefor within the last six months which has not been paid for; nor are there any fixtures attached to the premises which have not been paid for in full; that there are no outstanding or disputed claims for any such work or item; and that there have not been any improvements erected upon the property during the current year subject to any taxes for the current year which may hereafter be assessed or levied by virtue of new construction completed or partially completed during the current year except as shown on attached Exhibit B.

(Exhibit B attached _____ Yes     ___X__ No)

This affidavit is made for the purpose of aiding Commonwealth Title Insurance Company in determining the insurability of title to the property, and to induce said Company to issue its policies of title insurance on or about the date hereof.

EXECUTED this _____ day of __________, 2007

_________________________

Address:
Phone:

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EXHIBIT I

FIRPTA AFFIDAVIT

THE STATE OF CALIFORNIA                                                                           §

§

COUNTY OF __________________                                                                           §

Section 1445 of the Internal Revenue Code and Sections 18662, 18668 and 18669 of the California Revenue and Taxation Code provide that a transferee of a U.S. real property interest must withhold tax if the transferor is a foreign person.  To inform _________________ (“Transferee”), that withholding of tax is not required upon the disposition of a U.S. real property interest by ________________________________ (“Transferor”), the undersigned hereby certifies as follows:

1.
Transferor is not a foreign corporation, foreign partnership, foreign trust or foreign estate (as those terms are defined in the Internal Revenue Code and Income Tax Regulations and the California Revenue and Taxation Code);

2.	Transferor’s U.S. employer identification number is ____________________;

3.	Transferor’s office address is _______________________________________.

Transferor understands that this certification may be disclosed to the Internal Revenue Service and the California Franchise Tax Board by the Transferee and that any false statement contained herein could be punished by fine, imprisonment, or both.

Under penalties of perjury, the undersigned, in the capacity set forth below, hereby declares that it has examined this certification and to the best of its knowledge and belief it is true, correct, and complete, and the undersigned further declares that it has authority to sign this document in such capacity.

EXECUTED to be effective as of the ____ day of ______, 2007.

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EXHIBIT J

DISCLOSURE ITEMS

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